UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 21, 2006

VIASYSTEMS, INC.
(Exact name of registrant as Specified in Charter)

Delaware	333-29727	43-1777252
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

101 South Hanley Road, St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

(314) 727-2087
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 21, 2006, Viasystems Group, Inc., a Delaware corporation and parent of Viasystems, Inc. (“Parent”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Electrical Components International Holdings Company, a Delaware corporation (“Purchaser”), Wire Harness Holding Company, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Seller”), and Wire Harness Industries, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Seller (the “Company”).

Pursuant to the Purchase Agreement, Purchaser has agreed to purchase all of the issued and outstanding shares of capital stock of the Company from Seller for approximately $320 million in cash, subject to working capital and certain other adjustments. The business and operations of the Company and related assets to be acquired include Parent’s wire harness business. The disposition, which is subject to certain closing conditions, including obtaining regulatory and third party consents or approvals, is expected to be consummated during the second quarter of 2006.

A copy of the Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On March 22, 2006, Viasystems Group, Inc., the parent of Viasystems, Inc., issued a press release disclosing the disposition contemplated by the Purchase Agreement described in Item 1.01. A copy of Viasystems Group, Inc.’s press release dated March 22, 2006 is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) 2.1 Stock Purchase Agreement, dated as of March 21, 2006, by and among Viasystems Group, Inc., Electrical Components International Holdings Company, Wire Harness Holding Company, Inc., and Wire Harness Industries, Inc. (exhibits and schedules omitted)

99.1	Press Release dated March 22, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2006	VIASYSTEMS, INC.

	By:	/s/ David M. Sindelar
Chief Executive Officer

Exhibit Index

2.1 Stock Purchase Agreement, dated as of March 21, 2006, by and among Viasystems Group, Inc., Electrical Components International Holdings Company, Wire Harness Holding Company, Inc., and Wire Harness Industries, Inc. (exhibits and schedules omitted)

99.1 Press Release dated March 22, 2006